Exhibit 99.1

Intellicheck Announces Fourth Quarter and Full-Year 2019 Financial Results

Record Q4 SaaS revenue of $2.56 Million Drives $106,000 of Net Income

Two New Financial Institutions Signed Including First Canadian Lender

MELVILLE, NY – March 11, 2020 — Intellicheck, Inc. (Nasdaq: IDN), an industry leader in identification authentication solutions, today announced its financial results for the fourth quarter and full-year ended December 31, 2019. Total revenue for the fourth quarter ended December 31, 2019 grew 118% to $2,896,000 versus $1,330,000 in the prior year comparable period. Quarter over Quarter SaaS revenue for the fourth quarter grew 209% and totaled $2,557,000 versus $826,000 in the prior year comparable period.

Gross profit as a percentage of revenues was 88.8% for the three months ended December 31, 2019 versus 93.1% in the prior year comparable period.

“We are excited by our results that have been driven by our focus on sales and implementations in 2019 that have yielded $2.56 million in SaaS revenue and $106,000 in net income during the fourth quarter. The recent addition of two new financial institutions, including a Canadian lender, will expand both our market penetration and our geographical footprint,” said Intellicheck CEO Bryan Lewis.

“The pace of data breaches and the data that has been harvested makes it clear that identity theft is not going away for banks, credit card issuers, retailers and consumers. In fact, it is going to get worse. Given the ease of identity theft and the record-setting pace of data breaches, more and more market verticals are going to require that individuals authenticate themselves. As we look forward, we believe that our implementation pipeline remains robust and I remain confident that what I told you when I first joined the company two years ago is evident, today. The market is coming to us,” Lewis concluded.

Net income for the three months ended December 31, 2019 was $106,000 or $0.01 per diluted share versus a net loss of ($664,000) or ($0.04) per diluted share the comparable prior year period. Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation expense and certain non-recurring charges) was $216,000 for the fourth quarter of 2019 versus a loss of ($633,000) in the prior year comparable period. A reconciliation of adjusted EBITDA to net income (loss) is provided elsewhere in this release.

Total revenue for the full year ended December 31, 2019 grew 73% to $7,664,000 versus $4,433,000 in the prior year comparable period. Year over year SaaS revenue grew 126% and totaled $6,100,000 versus $2,700,000 in the prior year comparable period.

Gross profit as a percentage of revenue was 87.0% for the year ended December 31, 2019 versus 91.3% in the prior year comparable period.

The net loss for the fiscal year ended December 31, 2019 improved to ($2,549,000) or ($0.16) per diluted share versus a net loss of ($3,964,000) or ($0.26) per diluted share. Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation expense and certain non-recurring charges) improved by $1.8 million to a loss of ($1,813,000) for fiscal 2019 versus a loss of ($3,661,000) for fiscal 2018. A reconciliation of adjusted EBITDA to net income (loss) is provided elsewhere in this release.

Cash at the end of fiscal 2019 totaled $3.4 million versus $4.4 million in the prior year comparable period. Stockholders’ equity totaled $11.7 million at the end of the 2019 fiscal year versus $12.9 million at the end of the comparable prior year period. As of December 31, 2019, the Company had net operating loss carry forwards of approximately $17 million.

The financial results reported today do not take into account any adjustments that may be required in connection with the completion of the Company’s review process and should be considered preliminary until Intellicheck files its Form 10-K for the fiscal year ended December 31, 2019.

Conference Call Information:

The Company will hold an earnings conference call today, March 11, at 4:30 p.m. ET/1:30 p.m. PT to discuss operating results. To listen to the earnings conference call, please dial 877-407-8037. For callers outside the U.S., please dial 201-689-8037.

A replay of the conference call will be available shortly after completion of the live event. To listen to the replay, please dial 877-660-6853 and use conference identification number 13699516. For callers outside the U.S., please dial 201-612-7415 and use conference identification number 13699516. The replay will be available beginning approximately two hours after the completion of the live event and will remain available until March 26, 2020.

INTELLICHECK, INC.

BALANCE SHEETS

DECEMBER 31, 2019 and 2018

	2019	2018

ASSETS
CURRENT ASSETS:
Cash	$3,350,853	$4,376,017
Accounts receivable, net of allowance of $42,055 and $24,675 as of December 31, 2019, and 2018, respectively	1,674,894	1,019,434
Inventory	6,113	82,337
Other current assets	348,236	271,415
Total current assets	5,380,096	5,749,203

NOTE RECEIVABLE, net of current portion	-	29,017
PROPERTY AND EQUIPMENT, net	181,731	264,583
GOODWILL	8,101,661	8,101,661
INTANGIBLE ASSETS, net	174,237	306,575
OPERATING LEASE RIGHT-OF-USE ASSET	151,668	-
OTHER ASSETS	7,778	9,742

Total assets	$13,997,171	$14,460,781

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$95,388	$73,334
Accrued expenses	1,408,086	726,918
Operating lease liability, current portion	125,851	-
Deferred revenue, current portion	572,391	704,536
Total current liabilities	2,201,716	1,504,788

OTHER LIABILITIES
Deferred revenue, long-term portion	13,322	29,486
Operating lease liability, long-term portion	32,620	-
Other long-term liabilities	-	6,802

Total liabilities	2,247,658	1,541,076
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Common stock – $.001 par value; 40,000,000 shares authorized; 16,041,650 and 15,638,765 shares issued and outstanding as of December 31, 2019 and 2018, respectively	16,042	15,639
Additional paid-in capital	128,668,583	127,290,467
Accumulated deficit	(116,935,112)	(114,386,401)
Total stockholders’ equity	11,749,513	12,919,705

Total liabilities and stockholders’ equity	$13,997,171	$14,460,781

INTELLICHECK, INC.

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018

REVENUES	$7,663,658	$4,433,454
COST OF REVENUES	(995,791)	(386,617)
Gross profit	6,667,867	4,046,837

OPERATING EXPENSES
Selling, general and administrative	5,658,958	5,236,170
Research and development	3,656,679	2,904,166

Total operating expenses	9,315,637	8,140,336

Loss from operations	(2,647,770)	(4,093,499)

OTHER INCOME
Interest and other income	99,059	129,923

Net loss	$(2,548,711)	$(3,963,576)

PER SHARE INFORMATION:
Loss per common share -Basic/Diluted	$(0.16)	$(0.26)

Weighted average common shares used in computing per share amounts -Basic/Diluted	15,792,470	15,542,480

INTELLICHECK, INC.

STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity

BALANCE, December 31, 2017	15,009,246	$15,009	$126,416,869	$(110,422,825)	$16,009,053

Stock-based compensation expense	-	-	186,707	-	186,707
Exercise of stock options	593,838	594	686,927	-	687,521
Issuance of shares for restricted stock grants	35,681	36	(36)	-	-
Net loss	-	-	-	(3,963,576)	(3,963,576)

BALANCE, December 31, 2018	15,638,765	$15,639	$127,290,467	$(114,386,401)	$12,919,705

Stock-based compensation expense	-	-	584,865	-	584,865
Exercise of stock options, net of cashless exercise of 21,864 shares	73,008	73	89,427	-	89,500
Issuance of shares for restricted stock grants	9,807	9	(9)	-	-
Exercise of warrants	320,070	321	703,833	-	704,154
Net loss	-	-	-	(2,548,711)	(2,548,711)

BALANCE, December 31, 2019	16,041,650	$16,042	$128,668,583	$(116,935,112)	$11,749,513

INTELLICHECK, INC.

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(2,548,711)	$(3,963,576)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	249,895	245,548
Stock-based compensation expense	584,865	186,707
Change in provision for doubtful accounts	17,380	5,925
Deferred rent	-	(5,202)
Changes in assets and liabilities:
(Increase) in accounts receivable	(672,840)	(372,732)
Decrease in inventory	61,607	2,984
(Increase) in other current assets	(89,924)	(50,931)
Decrease in other assets	1,964	57,439
Increase (decrease) in accounts payable and accrued expenses	703,223	(74,672)
(Decrease) in deferred revenue	(148,309)	(93,694)
(Decrease) in other long-term liabilities	-	(158,407)
Net cash used in operating activities	(1,840,850)	(4,220,611)

CASH FLOWS FROM INVESTING activities:

Purchases of property and equipment	(20,088)	(141,526)
Collection on note receivable	42,120	40,472
Net cash provided by (used in) investing activities	22,032	(101,054)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from issuance of common stock from exercise of stock options	89,500	687,521
Net proceeds from issuance of common stock from exercise of warrants	704,154	-
Net cash provided by financing activities	793,654	687,521

Net decrease in cash	(1,025,164)	(3,634,144)

CASH, beginning of year	4,376,017	8,010,161

CASH, end of year	$3,350,853	$4,376,017

Adjusted EBITDA

We use Adjusted EBITDA as a non-GAAP financial performance measurement. Adjusted EBITDA is calculated by adding back to net income (loss) interest and other income, income taxes, impairments of long-lived assets and goodwill, depreciation, amortization and stock-based compensation expense. Adjusted EBITDA is provided to investors to supplement the results of operations reported in accordance with GAAP. Management believes that Adjusted EBITDA provides an additional tool for investors to use in comparing our financial results with other companies that also use Adjusted EBITDA in their communications to investors. By excluding non-cash charges such as impairments of long-lived assets and goodwill, amortization, depreciation and stock-based compensation, as well as non-operating charges for interest and income taxes, investors can evaluate our operations and can compare its results on a more consistent basis to the results of other companies. In addition, adjusted EBITDA is one of the primary measures management uses to monitor and evaluate financial and operating results.

We consider Adjusted EBITDA to be an important indicator of our operational strength and performance of our business and a useful measure of our historical operating trends. However, there are significant limitations to the use of Adjusted EBITDA since it excludes interest and other income, impairments of long-lived assets and goodwill, stock-based compensation expense, all of which impact our profitability, as well as depreciation and amortization related to the use of long-term assets which benefit multiple periods. We believe that these limitations are compensated by providing Adjusted EBITDA only with GAAP net loss and clearly identifying the difference between the two measures. Consequently, Adjusted EBITDA should not be considered in isolation or as a substitute for net loss presented in accordance with GAAP. Adjusted EBITDA as defined us may not be comparable with similarly named measures provided by other entities.

A reconciliation of GAAP net loss to Adjusted EBITDA follows:

	(Unaudited)
	Three Months Ended
	December 31,		Years Ended December 31,
	2019	2018	2019	2018
Net income (loss)	$106,187	$(664,025)	$(2,548,711)	$(3,963,576)
Reconciling items:
Interest and other income	(34,681)	(49,667)	(99,059)	(129,923)
Depreciation and amortization	73,861	62,471	249,895	245,548
Stock-based compensation expense	71,041	18,547	584,865	186,707
Adjusted EBITDA	$216,408	$(632,674)	$(1,813,010)	$(3,661,244)

Contact

Investor Relations: Gar Jackson (949) 873-2789

Media and Public Relations: Sharon Schultz (302) 539-3747

About Intellicheck Nasdaq: IDN

Intellicheck (Nasdaq: IDN) is a trusted industry leader in technology solutions that stop identity theft and fraud with real-time identification authentication and age verification. We make it possible for our clients to increase revenues, improve customer service, and increase operational efficiencies. The company is focused on partnering with banks, credit card issuers and retailers to prevent fraud. Intellicheck also serves law enforcement agencies, national defense clients and diverse state and federal government agencies. For more information on Intellicheck, visit http://www.intellicheck.com/ and follow Intellicheck on Twitter, on Facebook, on LinkedIn and on YouTube.

Safe Harbor Statement

Statements in this news release about Intellicheck’s future expectations, including: the advantages of our products, future demand for Intellicheck’s existing and future products, whether revenue and other financial metrics will improve in future periods, whether Intellicheck will be able to execute its turn-around plan or whether successful execution of the plan will result in increased revenues, whether sales of our products will continue at historic levels or increase, whether brand value and market awareness will grow, whether the Company can leverage existing partnerships or enter into new ones, whether there will be any impact on sales and revenues due to an epidemic, pandemic or other public health issue and all other statements in this release, other than historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These statements, which express management’s current views concerning future events, trends, contingencies or results, appear at various places in this release and use words like “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “sense”, “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would” are forward-looking statements within the meaning of the PSLRA. This statement is included for the express purpose of availing Intellicheck, Inc. of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as: market acceptance of our products and the presently anticipated growth in the commercial adoption of our products and services; our ability to successfully transition pilot programs into formal commercial scale programs; continued adoption of our SaaS product offerings; changing levels of demand for our current and future products; our ability to reduce or maintain expenses while increasing sales; our ability to successfully expand the sales of our products and services into new areas including health care and auto dealerships; customer results achieved using our products in both the short and long term; success of future research and development activities; uncertainties around the duration and severity of the COVID-19 outbreak and its ultimate impact on our business and results of operations; our ability to successfully market and sell our products, any delays or difficulties in our supply chain coupled with the typically long sales and implementation cycle for our products; our ability to enforce our intellectual property rights; changes in laws and regulations applicable to the our products; our continued ability to access government-provided data; the risks inherent in doing business with the government including audits and contract cancellations; liability resulting from any security breaches or product failure, together with other risks detailed from time to time in our reports filed with the SEC. We do not assume any obligation to update the forward-looking information.